UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2021

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2021, Karyopharm Therapeutics Inc. (the “Company”), Karyopharm Europe GmbH and Karyopharm Therapeutics (Bermuda) Ltd. entered into an Omnibus Amendment to Transaction Documents (the “Amendment”) with HealthCare Royalty Partners III, L.P. (“HCRP Fund III”), HealthCare Royalty Partners IV, L.P (“HCRP Fund IV” and, together with HCRP Fund III, the “Original Investors”), HCRP Overflow Fund, L.P. (“HCRP OF”), HCR Stafford Fund, L.P. (“Stafford”), HCR Canary Fund, L.P. (“Canary”), HCR Potomac Fund, L.P. (“Potomac”), HCR Molag Fund, L.P. (“Molag” and, together with HCRP OF, Stafford, Canary and Potomac, the “New Investors”) (the New Investors together with the Original Investors, the “Investors”), HealthCare Royalty Management, LLC, as agent for the Investors (the “Investor Representative”), and HCR Collateral Management, LLC. The Amendment, among other things, amends the Revenue Interest Financing Agreement, dated September 14, 2019, among the Company, the Original Investors and the Investor Representative (the “Financing Agreement”), as described below.

Pursuant to the Financing Agreement, the Original Investors paid $75.0 million (the “First Investment Amount”), less certain transaction expenses, to the Company in September 2019. Concurrently with the execution and delivery of the Amendment, the Company received $59.95 million from the Investors, which equals $60.0 million (the “Second Investment Amount”) less $50,000 for the reasonable and documented fees, charges and disbursements of counsel to the Investors and reasonable and documented due diligence expenses of the Investors required to be paid by the Company pursuant to the Amendment. The Amendment provides that the Company will also be entitled to receive an additional $20.0 million (the “Third Investment Amount”) and an additional $20.0 million (the “Fourth Investment Amount”) upon the achievement of certain prespecified development and commercial milestones and subject to the approval of both parties and customary closing conditions.

As consideration for such payments and pursuant to the Amendment, the Investors will receive payments equal to a percentage (the “Applicable Tiered Percentage”) of net revenues of XPOVIO® (selinexor) and any other future products of the Company, including worldwide net product sales and upfront payments, milestones and royalties. The Applicable Tiered Percentage will initially be 12.5% on portions of annual net revenues up to $250.0 million, 4.725% on portions of annual net revenues between $250.0 million and $500.0 million and 1.4% on portions of annual net revenues exceeding $500.0 million. The Applicable Tiered Percentage is also subject to reduction in the future if a target based on cumulative U.S. net sales of XPOVIO is met. The net revenue thresholds described above are not to be interpreted as financial guidance or projections for future net revenues of the Company.

If the funding of the Third Investment Amount and the Fourth Investment Amount have not occurred and the Investors have not received from the Company $48.75 million by December 31, 2022, $114.0 million by December 31, 2024 or $135.0 million by September 30, 2026, the Company must make a cash payment sufficient to gross the Investors up to such minimum amounts. If the funding of the Third Investment Amount has occurred but the funding of the Fourth Investment Amount has not occurred and the Investors have not received from the Company $48.75 million by December 31, 2022, $127.0 million by December 31, 2024 or $155.0 million by September 30, 2026, the Company must make a cash payment sufficient to gross the Investors up to such minimum amounts. If the funding of the Third Investment Amount and Fourth Investment Amount have occurred and the Investors have not received from the Company $48.75 million by December 31, 2022, $140.0 million by December 31, 2024 or $175.0 million by September 30, 2026, the Company must make a cash payment sufficient to gross the Investors up to such minimum amounts.

Except as set forth in the Amendment, all other terms and conditions of the Financing Agreement remain in full force and effect. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1*	Omnibus Amendment to Transaction Documents, dated as of June 23, 2021, by and among the Company, Karyopharm Europe GmbH, Karyopharm Therapeutics (Bermuda) Ltd., HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Canary Fund, L.P., HCR Potomac Fund, L.P., HCR Molag Fund, L.P., HealthCare Royalty Management, LLC and HCR Collateral Management, LLC

104	Cover Page Interactive Data File (formatted in Inline XBRL)

*	Certain portions of this exhibit (indicated by “***”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: June 24, 2021	By:	/s/ Michael Mano
Michael Mano
Senior Vice President, General Counsel and Secretary